Exhibit 99.1

Ann Taylor Elects Linda Huett to Board of Directors

New York, New York, March 18, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) today announced that Linda Huett has joined its Board of Directors.

Ms. Huett has been the President and Chief Executive Officer of Weight Watchers International, Inc., a global branded consumer company and provider of weight-loss services, since 2000. Ms. Huett began her career at Weight Watchers U.K. in 1984, holding a number of positions leading to Director of U.K. Operations in 1990. Three years later, she was named Vice President of Weight Watchers U.K, and in 1999 she was named President of Weight Watchers International, Inc.

“We are delighted to welcome Ms. Huett to our Board of Directors,” stated J. Patrick Spainhour, Chairman and Chief Executive Officer. “Her experience at Weight Watchers in focusing on the client and her strong background in brand development will make her a valuable addition to our Board,” he added.

Ms. Huett will bring the number of independent directors on Ann Taylor’s 10-person Board of Directors to 8. Ms. Huett will also serve as a member of the fully-independent Compensation Committee.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 743 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of February 26, 2005.

                

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

                

Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547

2